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                                                                 EXHIBIT 12.(c).


                          STOCK SUBSCRIPTION AGREEMENT


        THIS AGREEMENT between National Rural Electric Cooperative Association ("NRECA") and Homestead Funds, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the laws of the State of Maryland.

        In consideration of the mutual promises set forth herein, the parties agree as follows:

        1. The Corporation agrees to sell to NRECA and NRECA hereby subscribes to purchase 10,000 shares of the Short-Term Government Securities Fund class of the Corporation's Common Stock (the "Stock"), such class with a Par Value of $.0l per share, at a price of five dollars ($5.00) per share.

        2. NRECA agrees to pay $50,000 for such Stock at the time of its issuance, which shall occur upon call of the President of the Corporation at any time on or before the effective date of the amendment to the Corporation's Registration Statement filed by the Corporation on Form N-lA.

        3. NRECA acknowledges that the Stock has not been, and will not be, registered under any state or federal securities laws and that, therefore, the Corporation is relying on certain exemptions therein from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Stock. NRECA also



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understands that any resale of the Stock, or any part thereof, may be subject to restrictions under state and federal securities laws, and that NRECA may be required to bear the economic risk of any investment in the Stock for an indefinite period of time.

        4. NRECA represents and warrants that it is acquiring the Stock solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Stock or any part thereof.

        5. NRECA agrees that it will not sell or dispose of the Stock or any part thereof unless the amendment to the Registration Statement with respect to such Stock is then in effect under the Securities Act of 1933 and under any applicable state securities laws.

        6. NRECA further agrees to withdraw any request to redeem any of the Stock to the extent the Corporation informs the undersigned that the effect of such redemption could be to reduce the Short-Term Government Securities Fund's net worth below $50,000.



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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this 7th day of March, 1995.


                                              NATIONAL RURAL ELECTRIC
                                                COOPERATIVE ASSOCIATION



                                              By: /s/ William McKeithan
                                                 --------------------------


                                              Title:       Counsel
                                                    -----------------------

                                              HOMESTEAD FUNDS, INC.



                                              By:  /s/ Anthony Williams
                                                 --------------------------


                                              Title:       President
                                                    -----------------------